UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 19, 2015

Grandparents.com, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

589 Eighth Avenue, 6th Floor New York, New York		10018
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 646-839-8800

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 19, 2015, Grandparents.com, Inc. (the “Company”) entered into an agreement (the “Agreement”) with HSNi, LLC and its affiliates (“HSN”) whereby HSN will produce and broadcast segments promoting the Company’s membership group, the American Grandparents Association, as well as certain co-marketed products and services offered by third parties. The first such product is a supplemental health insurance policy offered by Aetna Life Insurance Company and its affiliates.

The Agreement also gives the Company the right to pursue co-marketing opportunities for other products and services offered by third parties, such as life, auto, and homeowners’ insurance. Under the Agreement, the Company will receive a percentage of certain proceeds generated through the multimedia marketing campaign conducted by the parties. The Agreement has an initial term that runs until December 31, 2015 and is subject to standard termination and extension provisions as well as customary representations and warranties.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which the Company will file as an exhibit to its Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2015. The Company intends to seek confidential treatment of certain terms of the Agreement at such time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 23, 2015	GRANDPARENTS.COM, INC.

	By:	/s/ Steve Leber
Steve Leber
Chairman & Chief Executive Officer